UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Heritage Insurance Holdings, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Heritage Insurance Holdings, Inc.

1401 N Westshore Blvd,

Tampa, Florida 33607

April 25, 2024

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders to be held on Wednesday, June 5, 2024 at 10:00 a.m. (ET). Our annual meeting will be held as a “hybrid meeting” which means that we will host the meeting in person at the Fort Lauderdale Marriott Harbor Beach Resort & Spa, 3030 Holiday Dr., Fort Lauderdale, FL, 33316 and also enable remote participation, including voting, via the Internet. Accordingly, you will be able to attend the annual meeting virtually and vote and submit questions by visiting meetnow.global/MUYZCHR.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting including the nominees for election as directors. You may also find electronic copies of these documents online at http://www.edocumentview.com/HRTG.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors, (ii) ratify the appointment of our independent registered public accounting firm for 2024, (iii) approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting, your vote is important. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the meeting in person or virtually at meetnow.global/MUYZCHR. Full instructions for attending the meeting are contained in the proxy statement and in the enclosed proxy card.

Sincerely yours,

Richard Widdicombe

Chairman

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 25, 2024.

This proxy statement and our 2023 Annual Report are available online at

http://www.edocumentview.com/HRTG

NOTICE OF 2024 ANNUAL MEETING

OF STOCKHOLDERS

OF HERITAGE INSURANCE HOLDINGS, INC.

Date and Time:	Wednesday, June 5, 2024 at 10:00 a.m. (ET).

Location:	(1) In person at Fort Lauderdale Marriott Harbor Beach Resort & Spa, 3030 Holiday Dr., Fort Lauderdale, FL, 33316; and (2) Virtually via live audio webcast at meetnow.global/MUYZCHR.

Admission:

Only stockholders of Heritage Insurance Holdings, Inc. (the “Company”) or their duly authorized proxies may attend the annual meeting.

If you plan to attend the meeting in person, you must present photo identification, such as a driver’s license when you arrive. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

If you plan to attend the meeting virtually, you may do so by visiting the link meetnow.global/MUYZCHR. By visiting this link, you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To participate in the annual meeting, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting virtually. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Record Date:	April 15, 2024

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect nine members of the Board of Directors to serve until the 2025 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024;

(3) To approve, on an advisory basis, the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the meeting.

EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR SHARES BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 5, 2024: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.edocumentview.com/HRTG.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2024 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation

PROPOSAL 1	Elect nine members of the Board of Directors to serve until the 2025 Annual Meeting of Stockholders or until their respective successors are elected and qualified	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024	FOR
PROPOSAL 3	Approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”	FOR

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Ernie Garateix (CEO)	2020	No
Richard Widdicombe (Chairman)	2012	Yes
Pete Apostolou	2012	Yes			M
Irini Barlas	2014	Yes	C, F	M
Mark Berset	2019	No
Nicholas Pappas	2014	Yes		M	C
Joseph Vattamattam	2014	Yes	M, F	C
Vijay Walvekar	2012	Yes	M		M
Paul L. Whiting	2023	Yes	M, F	M	M

AC:	Audit Committee	CGN:	Corporate Governance and Nominating Committee
CC:	Compensation Committee	M:	Member
C:	Chair	F:	Financial Expert

Shareholder Engagement

In 2023, we continued our proactive shareholder outreach efforts and actively engaged with our institutional investors on a variety of corporate governance matters, including the alignment of our executive compensation program with the interests of our shareholders. We held targeted investor meetings on a variety of these matters, continued our assertive outreach campaign and executed on our strategy to attract new categories of investors to broaden our shareholder base.

Our investor relations efforts have been geared toward invigorating investor interest through strategic engagement, transparent financial communication, and a commitment to keeping investor relations materials current and compelling. We welcome the opportunity to engage with our shareholders on matters important to them and take that feedback into account in our decision making process.

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

What We Do	What We Don’t Do
Over 75% of the directors are independent	No shareholder rights plan, commonly known as a “poison pill”

Board Committees comprised entirely of independent directors	Limited perquisites

Directors elected annually for one-year terms	No stock options granted below fair market value

Short and long-term incentives designed to deliver long-term growth and drive shareholder value	No special supplemental executive retirement programs or pensions

Maintain a compensation program that is heavily performance-based and uses multiple performance measures	No repricing or backdating of stock options without shareholder approval

Compensation benchmarked to peer and market data during compensation decision-making process	No acceleration of vesting of equity awards in connection with terminations, absent a change in control

Utilize independent compensation consultant reporting directly to the Compensation Committee	No tax gross-ups on perquisites

No liberal change in control definition in equity plans or employment agreements

2023 Performance Highlights

We have been focused on executing on our strategic profitability initiatives which include generating underwriting profit through rate adequacy and selective underwriting, allocating capital to maximize stockholder return, maintaining a balanced and diversified portfolio and providing coverages and return targets suitable to the market, and our results for 2023 demonstrate the progress we have made since the prior year:

•

Net income for the year ended December 31, 2023 of $45.3 million or $1.73 per diluted share, compared to a net loss of $154.4 million or $5.86 diluted loss per share in the prior year, driven by the positive impact of rate increases, underwriting actions, and exposure management, coupled with fewer weather related events. The net loss for the year ended December 31, 2022 also included the impact of a $90.8 million non-cash goodwill impairment charge.

•	Return on equity of 25.8% compared to (65.1)% in the prior year.

•	Book value per share of $7.29 at December 31, 2023, was up 42.1% from $5.13 at December 31, 2022.

•

Premiums-in-force were $1.4 billion as of December 31, 2023, representing a 5.6% increase from December 31, 2022, reflecting continued proactive underwriting and rate actions as well as growth in commercial lines business, despite an intentional reduction of approximately 79,000 personal lines policies. Significant rating actions throughout the book of business resulted an increase in the average premium per policy of 24.2% over the prior year.

•

Gross premiums written of $1.34 billion, up 5.3% from $1.28 billion in the prior year, driven primarily by rate actions taken to address loss cost inflation and higher reinsurance cost, with a policy count reduction of 7.2% driven substantially by a reduction in the number of Florida personal lines policies.

•

Gross premiums earned of $1.32 billion, up 9.5% from $1.21 billion in the prior year, reflecting higher gross premiums written over the last twelve months driven by a higher average premium per policy.

•	Net premiums earned of $697.2 million, up 9.4% from $637.1 million in the prior year, reflecting the higher gross earned premium outpacing the increase in ceded premiums for the year.

•

Expanded in-force premium for Excess & Surplus lines (“E&S”) policies in California, Florida and added South Carolina during 2023. E&S business is unique as the forms and rates are generally not subject to regulation and Heritage therefore has the ability to more timely implement market adjustments.

•

Net loss ratio of 61.1%, an improvement of 17.6 points over the prior year of 78.7%, driven by lower weather and attritional losses incurred and benefiting from higher net premiums earned as described above.

•

Continued execution of our diversification strategy, which includes a reduction of Florida policies-in-force and TIV by 16.0% and 0.2%, respectively, as compared to the prior year, while in-force premium increased 15.9% as a result of rate actions taken and strategic growth of the commercial residential business. This resulted in a more stable book of business in Florida which will benefit long-term underwriting results.

•

Successful placement of 2023-2024 catastrophe excess-of-loss reinsurance program with highly rated or collateralized reinsurers and $235 million of fully collateralized limit placed in the Insurance Linked Securities (“ILS”) Market. The placement of the bonds in the ILS Market further expands the availability and diversification of our reinsurance capacity while providing multi-year fully collateralized reinsurance protection. Strategically used subsidiary captive reinsurer to reduce retained losses at each insurance company subsidiary while retaining premium within holding company system.

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on June 5, 2024

i

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	39

OTHER INFORMATION	40

Stockholder Proposals for the 2025 Annual Meeting	40

Expenses of Solicitation	40

“Householding” of Proxy Materials	40

Available Information	40

ii

HERITAGE INSURANCE HOLDINGS, INC.

1401 N Westshore Blvd,

Tampa, Florida 33607

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 25, 2024 in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Heritage Insurance Holdings, Inc., a Delaware corporation (the “Company”). We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only common stockholders of record at the close of business on April 15, 2024, the record date, are entitled to notice of, and to vote at, the meeting, with each share entitled to one vote. We have no other voting securities other than our common stock.

Questions and Answers about Voting and the Annual Meeting

When and where is the annual meeting being held?

We will hold the annual meeting on June 5, 2024, at 10:00 a.m. (ET), at Fort Lauderdale Marriott Harbor Beach Resort & Spa, 3030 Holiday Dr., Fort Lauderdale, FL, 33316 and also virtually via live audio webcast at meetnow.global/MUYZCHR. You will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials to access the meeting virtually.

What if I have trouble accessing the annual meeting virtually?

The virtual meeting platform is fully supported across most internet browsers and devices running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can attend the annual meeting?

Only record holders or beneficial owners (who have obtained a legal proxy) of the Company’s common stock or their proxies may attend the annual meeting.

To attend the annual meeting in person, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

To attend and participate in the annual meeting virtually, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to meetnow.global/MUYZCHR prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting virtually. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Do I need to register to attend the annual meeting virtually?

Registration is only required if you are a beneficial owner. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Can I ask questions at the annual meeting if I attend virtually?

Stockholders who virtually attend the annual meeting will have the ability to submit questions prior to and during the meeting via the annual meeting website at meetnow.global/MUYZCHR. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted both virtually and in person during the meeting that are pertinent to the meeting matters, as time permits. Rules for the meeting will be no different than if it was solely an in-person meeting. Professional conduct is appreciated and all question and answer sessions will be conducted at the appropriate time during the meeting. Questions relevant to annual meeting matters will be answered during the meeting, subject to time constraints. To ensure that as many stockholders as possible are able to ask questions during the annual meeting, each stockholder will be permitted no more than two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Responses to questions relevant to annual meeting matters that are not answered during the meeting will be posted at www.heritagepci.com on the “Investors” page.

Who can vote at the annual meeting?

The record date for the annual meeting is April 15, 2024. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 30,636,496 shares of our common stock were outstanding.

Will my vote be disclosed to anyone?

Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am the record holder of my shares?

If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy in the following ways:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card.

2.	By Internet —

•

Before the annual meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day; or

•	During the annual meeting – You may attend the meeting in-person or virtually and vote during the meeting by following the instructions provided on the enclosed proxy card.

3.

In Person — Written ballots will be available at the meeting if you attend the meeting in person and wish to vote your shares at the meeting. If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

4.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card. You cannot vote by mail with a notice document.

How can I vote if my shares are held beneficially through a broker?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you can vote in the following two ways:

1.	By Following Broker’s Voting Instructions — You have the right to direct your broker, bank or nominee on how to vote and can do so by following the voting instructions you receive from your broker. Beneficial owners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If you are a beneficial owner and your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•

Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. If you do not direct your broker, your broker cannot vote your shares on non-discretionary items. We refer to these as “broker non-votes.” As such, it is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares with respect to that proposal in their discretion.

2.	By Attending the Annual Meeting —You are also invited to attend the annual meeting either in person or virtually and vote your shares at the meeting.

If you want to attend and vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting along with proper evidence of stock holdings, such as a recent brokerage account or bank statement.

If you want to vote virtually at the annual meeting, you must obtain a legal proxy from your broker and present it by registering at least three business days prior to the meeting date.

For more instructions concerning the registration process, please see the section “Annual Meeting Procedures” on page 5.

What is the quorum required for the meeting to be held?

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person, virtually or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items.

Can I change my vote after I return my proxy card?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 1401 N. Westshore Blvd., Tampa, Florida 33607; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person or virtually at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person or virtually at the meeting. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person or virtually at the meeting.

What is the vote required to elect directors?

Directors will be elected by a plurality of the votes present in person, virtually or by proxy and entitled to vote at the annual meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Abstentions and broker non-votes will have no impact on the election of directors.

What is the vote required to adopt all other proposals on the agenda?

The ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm for fiscal year 2024 requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC.

Proposal 3 is an advisory vote. This means that while we ask stockholders to approve the resolution regarding Say on Pay, this is not an action that requires stockholder approval. Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the approval of the Say on Pay proposal. Although the vote on the proposal is non-binding, our Board and its Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

What are the consequences if I choose not to vote on a specific proposal?

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as independent registered public accounting firm for fiscal year 2024 and against Say on Pay. Broker non-votes will have no effect on the election of directors or Say on Pay. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm, as it is a discretionary item.

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Richard Widdicombe and Ernie Garateix, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting, including matters of which the Company did not receive timely notice. If any of our nominees for director are unavailable or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be properly nominated by the Board.

Annual Meeting Procedures

In Person Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Virtual Admission to the Annual Meeting

Only stockholders of the Company or their duly authorized proxies may virtually attend the annual meeting at meetnow.global/MUYZCHR.

The meeting will be conducted via live audio webcast. To participate virtually at the annual meeting, stockholders of record will need the 16-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the meeting virtually and you have your control number, please go to meetnow.global/MUYZCHR prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system.

Virtual Admission—Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares.

Beneficial owners must register for the annual meeting if they want to attend, ask questions, and/or vote at the annual meeting virtually. They may register to virtually attend the annual meeting in the following two ways:

•

Advance Registration. Beneficial owners may register in advance of the annual meeting by submitting proof to Computershare, our transfer agent, of their legal proxy power as received from their broker or bank. This submission should include the beneficial owner’s name, email address, and the number of Company shares held as of the record date. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 3, 2024. Computershare will provide the beneficial owner confirmation of registration by email after it receives the registration materials.

Requests for advance registration should be directed to Computershare through either of the following methods:

By email:	Beneficial owner may forward the email from its broker granting it legal proxy, or may attach an image of its legal proxy, to legalproxy@computershare.com; or

By mail:	Beneficial owner may mail its legal proxy granted by its broker to:

Computershare
Attn: Heritage Insurance Holdings, Inc. – Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

•

Registration at Annual Meeting. Beneficial owners may register virtually at the annual meeting by visiting meetnow.global/MUYZCHR with the control number received with their voting instruction form. Beneficial owners may not vote at the meeting virtually if they do not register.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the annual meeting.

Stockholder List

The stockholder list will be available for examination during normal business hours for ten days prior to the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1401 N Westshore Blvd, Tampa, Florida 33607.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The size of the Board is currently set at nine members. At the annual meeting, the stockholders will elect nine directors to serve until the 2025 annual meeting of stockholders or until their respective successors are elected and qualified. Any vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, seven of our nine directors are independent. See page 15 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

DIRECTOR NOMINEES

The following provides certain information with respect to our director nominees as of April 15, 2024.

Name	Age	Position
Ernie Garateix	52	Director and CEO
Richard Widdicombe	65	Chairman of the Board
Pete Apostolou(1)	49	Director
Irini Barlas(2)(3)	52	Director
Mark Berset	77	Director
Nicholas Pappas(1)(3)	49	Director
Joseph Vattamattam(2)(3)	47	Director
Vijay Walvekar(1)(2)	77	Director
Paul L. Whiting(1)(2)(3)	80	Director

(1)	Current member of our Corporate Governance and Nominating Committee.
(2)	Current member of our Audit Committee.
(3)	Current member of our Compensation Committee.

Ernie Garateix. Mr. Garateix has served as our Chief Executive Officer and as a member of our Board since December 2020. Prior to that, he served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007. Mr. Garateix brings to the Board an in-depth knowledge of the insurance industry gained from his service in senior positions at the Company and his years of leadership experience at insurance carriers.

Richard Widdicombe. Mr. Widdicombe is our Chairman and has served on our Board since we began operations in August 2012, and as our President from August 2012 until December 2020. He was previously our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou is the owner of Central Title Services, which he founded in 2015. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies in the greater Tampa Bay area. Mr. Apostolou brings to the Board an in-depth knowledge of the Florida commercial and residential real estate market.

Irini Barlas. Ms. Barlas brings over two decades of operational and managerial expertise in the financial services sector to our Board, where she has served since August 2014. Currently, she is Chief Financial Officer at Megastar Advisors, LLC, an insurance marketing organization, a role she has held since January 2014. From February 2010 through May 2022, Ms. Barlas also served as the Chief Financial Officer of Barlas Tax & Financial Group, LLC, a provider of tax, insurance, and investment services. Prior to this, Ms. Barlas worked as an auditor at Grant Thornton LLP from January 2009 to January 2010. Throughout her tenure, Ms. Barlas has held key management roles. Moreover, Ms. Barlas is a Certified Public Accountant (CPA) with a master’s degree in accounting, and she remains an active member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas has a strong operational background and brings to the Board extensive experience in financial statement preparation, reporting, and analysis.

Mark Berset. Mr. Berset has over 45 years of experience in the property and casualty insurance industry. Mr. Berset has served as chief executive officer of Comegys Insurance Agency since 1975, as chief executive officer of Alpha Insurance Management since 1993, and as chief executive officer of Strategic Agency Network of Florida, an alliance of insurance agents, since 1997. Mr. Berset also co-founded Purpose Employer Solutions, a national payroll company, in 2010 and has served as a director since then. Mr. Berset has also co-founded various Florida-based property and casualty insurance companies and served as a board member of United Property & Casualty Insurance Co. until 2007. Mr. Berset serves on the boards of directors of two private companies and previously served on the board of directors of Innovaro, Inc., formerly a software-based consulting company, from 2009 to 2015. Mr. Berset brings to the Board an in-depth knowledge of the insurance industry gained from his years of executive management and leadership experience running insurance agencies and co-founding insurance companies and businesses in related industries.

Nicholas Pappas. Mr. Pappas has served on our Board since April 2014. Mr. Pappas is the President and owner of Meat Up Restaurant Group, consisting of three restaurants in the Tampa Bay area. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in Tampa and other parts of Florida. Mr. Pappas brings to the Board an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014. Mr. Vattamattam is the President of Healthmap Solutions, a specialty population health management company focusing on patients living with kidney disease, amongst other chronic conditions, a position he has held since October 2020. He served as the CEO of Healthmap Solutions from July 2013 to October 2020. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam also serves as a Director on the Advent Health Carrollwood Foundation board, a position he has held since January 2020. Mr. Vattamattam brings to the Board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Paul L. Whiting. Mr. Whiting has served on our Board since March 2023. Mr. Whiting previously served as a member of the board of directors of Sykes Enterprises, Inc. from December 2003 to May 2019 and Teco Energy, Inc from February 2004 until July 2016. Mr. Whiting was President of Seabreeze Holdings, Inc., a privately held investment company from 1967 to December 2023. Mr. Whiting currently is a private investor. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chairman, Chief Executive Officer and Chief Financial Officer. Presently, Mr. Whiting sits on the boards of The Bank of Tampa and The Tampa Bay Banking Co. Mr. Whiting also serves on the boards of various civic organizations, including, among others, Academy Prep Foundation and Academy Prep Centers in the Florida cities of Lakeland, St. Petersburg and Tampa, which are full-scholarship, private college preparatory middle schools for low-income children. Mr. Whiting brings to the Board senior executive management, leadership skills and board oversight experience, including experience with regulated businesses.

Vijay Walvekar. Mr. Walvekar has served on our Board since we began operations in August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd. in Pune, India since 1986. Mr. Walvekar was a Commercial Pilot in India and also held USA, FAA Commercial Pilot’s licenses. Mr. Walvekar is a director of Clearing House Division of Atlas Fintech Holdings Corporation which has operations in the U.S. and Panama. Mr. Walvekar brings to the Board important knowledge and experience in strategic planning, real estate, and leadership.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors at the annual meeting. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and our stockholders.

Representatives of Plante & Moran are expected to be available at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting virtually or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

Proposal 3: Advisory Vote on Executive Compensation

We are providing stockholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act. The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in this proxy statement in the Executive Compensation section beginning on page 21, including the compensation tables and the related narrative disclosure. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years, and the Company has determined to hold the Say on Pay vote every year.

We encourage stockholders to review the Executive Compensation section, including the compensation tables and the related narrative disclosure beginning on page 21 of this proxy statement. As discussed in the Executive Compensation section, we believe that our compensation policies and decisions further our objectives to: (i) reward superior financial and operational performance; (ii) motivate our executive officers to build and grow our business profitably; (iii) align the interests of our executive officers with those of our stockholders; and (iv) enable us to attract, retain and motivate qualified executive officers.

At the 2023 annual meeting, we held our Say on Pay vote and approximately 83% of the votes cast on the proposal were in favor of our named executive officers’ compensation. We continued our shareholder outreach efforts during 2023 and early 2024. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. More information on our executive compensation programs can be found below in the section “Executive Compensation”.

On the basis of the compensation of our named executive officers described in this proxy statement in the Executive Compensation section, including the compensation tables and the related narrative disclosure found within this proxy statement, we are requesting that our stockholders vote on the following resolution:

“RESOLVED, that the stockholders of Heritage Insurance Holdings, Inc. (“Heritage”) approve, on an advisory basis, the compensation of Heritage’s named executive officers, as described in the Executive Compensation section, including the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in Heritage’s 2024 Annual Meeting proxy statement.”

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Required Vote

The approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE EXECUTIVE COMPENSATION SECTION.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman of the Board and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests in light of the dynamic environment in which it operates, the Board’s assessment of the Board’s leadership, and the Company’s needs from time to time. Currently, the offices of the Chief Executive Officer and Chairman of the Board are separated. The Board considered that separating these offices would allow the CEO to focus on the strategic direction of the Company and the day to day leadership and performance of the Company, while allowing for the Chairman to provide guidance to the CEO, set the agenda for the Board meetings and preside over meetings of the Board.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Meetings and Committees of the Board of Directors

During 2023, the Board held four meetings. During 2023, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all of the committees of the Board on which he or she served. The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee which operate under written charters adopted by the Board.

At the Board meetings, non-management directors of the Company meet regularly in executive session without management in accordance with NYSE listing standards. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. Mr. Widdicombe presided over executive sessions of the Board during 2023. In 2023, the non-management directors met in executive session one time. At each executive session, a presiding non-management director chosen by a majority of the directors present presides over the session.

Audit Committee. Ms. Barlas and Messrs. Vattamattam, Walvekar and Whiting serve on the Audit Committee. Ms. Barlas serves as the chair of the Audit Committee and, subject to her re-election, the Board has selected Ms. Barlas to continue as chair of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable listing standards of the NYSE. The Board has determined that each of Ms. Barlas and Messrs. Vattamattam and Whiting meets the requirements of an audit committee financial expert under SEC rules. During 2023, the Audit Committee held four meetings.

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the Company’s information system controls and security.

Compensation Committee. Messrs. Pappas, Vattamattam and Whiting and Ms. Barlas serve on the Compensation Committee. Mr. Vattamattam serves as the chair of the Compensation Committee, and subject to his election, the Board has selected Mr. Vattamattam to continue as chair of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2023, the Compensation Committee held three meetings.

The Compensation Committee is responsible for, among other things:

•	discharging the Board’s responsibilities relating to the compensation of the Company’s directors, Chief Executive Officer and other executive officers;

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving employment agreements and other similar arrangements between the Company and the Executive Officers;

•	approving, evaluating and administering the Company’s stock plans and other incentive compensation plans; and

•	overseeing and administering the Company’s executive compensation clawback policies.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2023 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Messrs. Apostolou, Pappas, Walvekar and Whiting serve on the Corporate Governance and Nominating Committee. Mr. Pappas serves as the chair of the Corporate Governance and Nominating Committee and, subject to his re-election, the Board has selected Mr. Pappas to continue as chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2023, the Corporate Governance and Nominating Committee held two meetings.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommend to the Board director nominees for the next annual meeting of stockholders;

•	developing and recommending to the Board matters of corporate governance, including the Corporate Governance Guidelines;

•	recommending to the Board director nominees for each committee of the Board;

•	overseeing the evaluation of the Board and management;

•	reviewing annually our Code of Business Conduct and Ethics;

•	monitoring and assisting the Board in determining the independence of each director and director nominee; and

•

overseeing and reviewing, as the Committee deems appropriate, the Company’s Environmental, Social and Governance (ESG) strategies and initiatives, including ESG reports and disclosures required under Securities and Exchange Commission rules and regulations.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Board regularly assesses its size, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2025 annual stockholders’ meeting, the Corporate Secretary must receive this information during the timeframe described under the heading “Stockholder Proposals for the 2025 Annual Meeting”, in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2023, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Messrs. Apostolou, Pappas, Vattamattam, Walvekar, Whiting and Widdicombe and Ms. Barlas is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant. Mr. Garateix is not independent as he is our Chief Executive Officer. With respect to Mr. Berset, the Board does not consider him to be independent given his affiliation with a third-party insurance agency that has provided services to, and received payments from, the Company. With respect to Mr. Widdicombe, the Board considered the consulting services provided by Mr. Widdicombe to the Company, as described in the section “Director Compensation” in determining his independence.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available on that same page. Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, 1401 N. Westshore Blvd., Tampa, FL 33607.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2023, five directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages as of April 15, 2024, titles and biographies are set forth below.

Ernie Garateix, 52, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Garateix’s business experience.

Kirk Lusk, 63, has served as our Chief Financial Officer since April 2018 and served as our Co-Chief Financial Officer from January 2018 to that date. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by us in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Sharon Binnun, 62, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Tim Moura, 51, has served as the President of our subsidiary company, NBIC, since January 2018. Prior to joining us, from February 2014 to January 2018, Mr. Moura served as Senior Vice President of NBIC, which we acquired in November 2017. Prior to that, Mr. Moura served as Vice President of Tower Group Companies from 2010 through 2013, Regional Vice President for OneBeacon Insurance Group from 2004 to 2006 and in various management roles at MetLife Auto & Home from 1995 to 2004. Mr. Moura has over 25 years of industry experience, serving in leadership positions with both national and regional insurance carriers.

Tim Johns, 68, has served as the President of our subsidiary company, Zephyr Insurance Company, since April 2018. Prior to joining us, from June 2011 to July 2017, Mr. Johns served as a health insurance executive, including as Executive Vice President and Chief Consumer Officer, of Hawaii Medical Service Association (Blue Cross Blue Shield of Hawaii). Mr. Johns has also served as a director of Hawaiian Electric Co., Inc. since February 2005 and as trustee and/or director of private real estate-related organizations and non-profit and charitable foundations.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2024 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “Executive Compensation” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 21401 N Westshore Blvd, Tampa, Florida 33607.

Name and Address	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)
MORE THAN 5% BENEFICIAL OWNERS:
Raymond T. Hyer(2)	3,711,263	12.1%
Driehaus Capital Management LLC(3)	1,902,235	6.2%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Ernie Garateix(4)	1,057,584	3.5%
Richard Widdicombe(5)	691,583	2.3%
Pete Apostolou(6)	184,805	*
Mark Berset(7)	754,014	2.5%
Irini Barlas(8)	80,453	*
Nicholas Pappas(9)	81,400	*
Joseph Vattamattam(10)	53,596	*
Vijay Walvekar(11)	310,769	1.0%
Paul L. Whiting(12)	70,533	*
Kirk Lusk(13)	545,436	1.8%
Tim Moura(14)	251,142	*
All directors and executive officers as a group (13 persons)(15)	4,284,091	14.0%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days of April 15, 2024. The number of shares beneficially owned is determined as of April 15, 2024, and the percentages are based upon 30,636,496 shares of our common stock outstanding as of that date. Unless otherwise indicated, each stockholder listed in the table above has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)

Based solely on a Schedule 13D/A jointly filed on February 21, 2024 by Raymond T. Hyer and the other reporting persons named therein, of the aggregate 3,711,263 shares of common stock beneficially owned, Mr. Hyer has sole voting and dispositive power over 2,959,263 shares and shared voting and dispositive power over 580,000 shares, and the other reporting persons have sole and/or shared voting and dispositive power over the remaining shares. The principal business address for Raymond T. Hyer and each of the other reporting persons is 3919 E. 7th Ave, Tampa, Florida 33605.

(3)	Based solely on a Schedule 13G filed on February 14, 2024 by Driehaus Capital Management LLC (“DCM”), DCM may have shared voting and dispositive power over all 1,902,235 shares of common stock beneficially owned, which shares are held by DCM for numerous clients on a fully discretionary basis. The principal business address for DCM is 25 East Erie Street, Chicago, Illinois 60611.
(4)

Includes (i) an aggregate of 404,412 shares of performance-based restricted stock awarded to Mr. Garateix which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 145,299 shares of performance-based restricted stock awarded to Mr. Garateix which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 225,616 shares of unvested time-based restricted stock that vests in annual installments.

(5)	Includes 9,662 shares of restricted stock that vests on June 4, 2024.
(6)	Includes 9,662 shares of restricted stock that vests on June 4, 2024.
(7)

Includes (i) 47,000 shares held by Mr. Berset’s wife’s IRA, (ii) 36,700 shares held by the Mark Berset 2012 Irrevocable Trust, (iii) 316,400 shares held by the Linda Berset Irrevocable Trust, (iv) 84,909 shares held by the Linda C Berset Family Trust, and (v) 9,662 shares of restricted stock that vests on June 4, 2024.

(8)

Includes (i) 60,855 shares held by the Lee M. Barlas and Irini Barlas Living Trust, of which 9,662 represents shares of restricted stock that vests on June 4, 2024 and (ii) 6,852 shares held by Ms. Barlas’ spouse.

(9)	Includes (i) 71,738 shares held in a joint account in the names of Mr. Pappas and his father and (ii) 9,662 shares of restricted stock that vests on June 4, 2024.
(10)	Includes 9,662 shares of restricted stock that vests on June 4, 2024.
(11)	Includes (i) 237,782 shares held by Mr. Walvekar’s wife and (ii) 9,662 shares of restricted stock that vests on June 4, 2024.
(12)

Represents (i) 40,871 shares held by Whiting Family, LLC, which is controlled by Mr. Whiting and his spouse, (ii) 20,000 shares held by Paul & Gail Whiting Investments Limited, which is controlled by Mr. Whiting and (iii) 9,662 shares of restricted stock that vests on June 4, 2024.

(13)

Includes (i) an aggregate of 196,078 shares of performance-based restricted stock awarded to Mr. Lusk which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 56,980 shares of performance-based restricted stock awarded to Mr. Lusk which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 94,603 shares of unvested time-based restricted stock that vests in annual installments.

(14)

Includes (i) an aggregate of 98,039 shares of performance-based restricted stock awarded to Mr. Moura which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 18,519 shares of performance-based restricted stock awarded to Mr. Moura which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition and (iii) an aggregate of 38,399 shares of unvested time-based restricted stock that vests in annual installments.

(15)

Includes (i) an aggregate of 818,627 shares of performance-based restricted stock which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 253,918 shares of performance-based restricted stock which represents the target number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to increase or decrease based on the results of the performance condition, (iii) an aggregate of 391,581 shares of unvested time-based restricted stock that vests in annual installments and (iv) an aggregate of 77,296 shares of restricted stock held by directors that vest on June 4, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that Forms 4s to report a transaction in 2023 for each of Ms. Binnun and Messrs. Garateix, Lusk and Moura were not timely filed due to an administrative oversight and Form 4s to report two transactions in 2023, and three transactions in 2024, for Mr. Pappas were not timely filed.

EXECUTIVE COMPENSATION

As a “smaller reporting company” we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies as such term is defined in the rules promulgated under the Securities Act, which requires compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of the Company who are our “named executive officers” for 2023. Such executive officers consist of the following persons, referred to herein as our named executive officers, or the “NEOs”:

•	Ernie Garateix, Chief Executive Officer

•	Kirk Lusk, Chief Financial Officer

•	Tim Moura, President, Narragansett Bay Insurance Company, our subsidiary

2023 Performance Highlights

During 2023, we continued our focus on our strategic profitability initiatives which include generating underwriting profit through rate adequacy and selective underwriting, allocating capital to maximize stockholder return, maintaining a balanced and diversified portfolio and providing coverages and return targets suitable to the market, and our results for 2023 demonstrate significant progress on these initiatives which we believe will have a positive long-term impact on our financial results. Specifically:

•

Net income for the year ended December 31, 2023 of $45.3 million or $1.73 per diluted share, compared to a net loss of $154.4 million or $5.86 diluted loss per share in the prior year, driven by the positive impact of rate increases, underwriting actions, and exposure management, coupled with fewer weather related events. The net loss for the year ended December 31, 2022 also included the impact of a $90.8 million non-cash goodwill impairment charge.

•	Return on equity of 25.8% compared to (65.1)% in the prior year.

•	Book value per share of $7.29 at December 31, 2023, was up 42.1% from $5.13 at December 31, 2022.

•

Premiums-in-force were $1.4 billion as of December 31, 2023, representing a 5.6% increase from December 31, 2022, reflecting continued proactive underwriting and rate actions as well as growth in commercial lines business, despite an intentional reduction of approximately 79,000 personal lines policies. Significant rating actions throughout the book of business resulted an increase in the average premium per policy of 24.2% over the prior year.

•

Gross premiums written of $1.34 billion, up 5.3% from $1.28 billion in the prior year, driven primarily by rate actions taken to address loss cost inflation and higher reinsurance cost, with a policy count reduction of 7.2% driven substantially by a reduction in the number of Florida personal lines policies.

•

Gross premiums earned of $1.32 billion, up 9.5% from $1.21 billion in the prior year, reflecting higher gross premiums written over the last twelve months driven by a higher average premium per policy.

•	Net premiums earned of $697.2 million, up 9.4% from $637.1 million in the prior year, reflecting the higher gross earned premium outpacing the increase in ceded premiums for the year.

•

Expanded in-force premium for Excess & Surplus lines (“E&S”) policies in California, Florida and added South Carolina during 2023. E&S business is unique as the forms and rates are generally not subject to regulation and Heritage therefore has the ability to more timely implement market adjustments.

•

Net loss ratio of 61.1%, an improvement of 17.6 points over the prior year of 78.7%, driven by lower weather and attritional losses incurred and benefiting from higher net premiums earned as described above.

•

Continued execution of our diversification strategy, which includes a reduction of Florida policies-in-force and TIV by 16.0% and 0.2%, respectively, as compared to the prior year, while in-force premium increased 15.9% as a result of rate actions taken and strategic growth of the commercial residential business. This resulted in a more stable book of business in Florida which will benefit long-term underwriting results.

•

Successful placement of 2023-2024 catastrophe excess-of-loss reinsurance program with highly rated or collateralized reinsurers and $235 million of fully collateralized limit placed in the Insurance Linked Securities (“ILS”) Market. The placement of the bonds in the ILS Market further expands the availability and diversification of our reinsurance capacity while providing multi-year fully collateralized reinsurance protection. Strategically used subsidiary captive reinsurer to reduce retained losses at each insurance company subsidiary while retaining premium within holding company system.

Say on Pay Vote and Shareholder Engagement

In 2023, we continued our proactive shareholder outreach efforts and actively engaged with our institutional investors on a variety of corporate governance matters, including the alignment of our executive compensation program with the interests of our shareholders. We held targeted investor meetings on a variety of these matters, continued our assertive outreach campaign and executed on our strategy to attract new categories of investors to broaden our shareholder base.

Our investor relations efforts have been geared toward invigorating investor interest through strategic engagement, transparent financial communication, and a commitment to keeping investor relations materials current and compelling. We welcome the opportunity to engage with our shareholders on matters important to them and take that feedback into account in our decision making process.

Independent Compensation Consultant

The Compensation Committee has the authority, pursuant to its charter, to retain outside advisors in its sole discretion. For 2023, the Compensation Committee selected and retained Pay Governance, a nationally recognized independent consulting firm, to review and provide independent analysis and recommendations to the Compensation Committee regarding the compensation to our NEOs, including the design of our executive incentive compensation program, the renewal of employment agreements with each NEO and other compensation matters based on their experience and relevant competitive market data. With respect to the renewal of our NEOs’ employment agreements, Pay Governance provided the Compensation Committee with their feedback and recommendations regarding the mix and balance of each pay element and compared them to market data. As part of this exercise, the Compensation Committee and Pay Governance carefully evaluated each of the elements of our executive compensation program, including base salaries, annual cash incentive awards and long-term equity awards. See “ —Employment Agreements” for additional information regarding the renewed employment agreements with each NEO ultimately approved by the Compensation Committee. Pay Governance did not perform any services for us other than their services to the Compensation Committee. The Compensation Committee reviewed the independence of Pay Governance and has concluded that its work for the Compensation Committee during 2023 did not raise any conflict of interest that would prevent Pay Governance from independently advising the Compensation Committee.

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information of our NEOs for our 2023 fiscal year. Certain information regarding 2023 compensation is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Ernie Garateix	2023	1,000,000	—	2,475,000	1,480,000	(2)	40,816	4,995,816
CEO	2022	1,023,400	—	1,000,000	306,000		36,085	2,365,485
Kirk Lusk	2023	950,000	—	1,100,000	447,000	(2)	41,359	2,538,359
CFO	2022	950,000	—	375,000	101,200		37,100	1,463,300
Tim Moura	2023	950,000	—	550,000	153,750	(2)	20,545	1,674,295
President, NBIC	2022	950,000	—	175,000	33,340		16,204	1,174,544

(1)

The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. For Messrs. Garateix, Lusk and Moura, $1,650,000, $800,000 and $400,000, respectively, of this amount represents the aggregate grant date fair value of performance-based restricted stock granted in 2023. The maximum number of shares of performance-based restricted stock that may be earned pursuant to such awards was issued to each NEO assuming the highest level of performance that may be achieved (200% of target for Messrs. Garateix and Moura and 150% of target for Mr. Lusk) and therefore the aggregate grant date fair value of the performance-based restricted stock assumed the highest level of performance would be achieved and as such the highest number of shares that may be earned. The number of shares of performance-based restricted stock that will be earned at the end of the performance period is subject to decrease based on the results of the performance condition. The value of the performance-based restricted stock at the grant date for 2023 assuming the target level of performance achieved would have been $825,000, $400,000 and $200,000 for Messrs. Garateix, Lusk and Moura, respectively. For 2022, $500,000, $225,000 and $100,000, respectively, of this amount represents the aggregate grant date fair value of performance-based restricted stock granted in 2022, and the grant date fair value of such awards was computed based on achievement of the target level of performance (as compared to 2023 which utilized the highest level of performance) with respect to the applicable performance target. See the section “Executive Compensation Program and Decisions” below for additional information regarding these restricted stock awards, including with respect to the reasons for the increase in the grant date fair value of such awards during 2023. For additional information on the valuation assumptions regarding these restricted stock awards, refer to Note 23 to our financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

(2)	These amounts reflect compensation earned for 2023 performance under the applicable annual cash incentive compensation program.
(3)

Mr. Garateix received an automobile allowance during 2023 and the amount disclosed for Mr. Garateix includes such allowance. The amounts disclosed for each named executive officer also include Company contributions with respect to the Company 401(k) plan and an additional life insurance policy. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unvested time-based and performance-based restricted stock for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2023. Each restricted stock grant is shown separately for each named executive officer.

	Stock Awards
	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Ernie Garateix	7/11/2023	134,804	(1)	$878,922	101,103	(4)	$659,192
	3/16/2022	24,802	(2)	$161,709	—		—
Kirk Lusk	7/11/2023	49,019	(1)	$319,604	49,020	(4)	$319,608
	3/16/2022	7,441	(2)	$48,515	—		—
Tim Moura	7/11/2023	24,510	(1)	$159,805	24,510	(4)	$159,805
	3/16/2022	3,720	(2)	$24,254	—		—

(1)	The restricted stock awards vest in three equal installments on December 15, 2023, 2024 and 2025, subject to the executive’s continued employment with the Company through such date.
(2)	The restricted stock awards vest in three equal installments on December 21, 2022, 2023 and 2024, subject to the executive’s continued employment with the Company through such date.
(3)

The market value of the time-based and performance-based restricted stock is calculated by multiplying the closing price of the underlying shares of common stock on December 29, 2023, or $6.52 per share, by the number of shares of restricted stock.

(4)

The performance-based restricted stock will vest, to the extent earned, following the three-year performance period ending December 31, 2025 but no later than March 30, 2026. The number of shares and market value is reflected at threshold performance level.

All awards reported in the table above were granted under the prior Omnibus Incentive Plan or the 2023 Omnibus Incentive Plan (the “Omnibus Incentive Plans”).

Executive Compensation Program and Decisions

The following discusses our executive compensation program, which is based substantially on the terms of each named executive officer’s employment agreement, and the executive compensation decisions made for 2023.

As a result of the Compensation Committee’s evaluation of the design of our executive compensation program and its assessment of the mix and balance of each pay element with the feedback and recommendations of its compensation consultant, beginning in 2024, the Compensation Committee determined that the compensation mix for the named executive officers should be more balanced with a lower base salary and a higher potential payout under the annual cash incentive and long-term equity award opportunity, reflecting a shift to an overall mix of more performance-based, at-risk compensation. The discussion below highlights both the executive compensation decisions for 2023 and the changes beginning in 2024.

Base Salary

We provide base salaries, which are intended to be generally competitive with salaries of similarly-situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

The following table shows the 2023 base salary for each of our named executive officers:

Named Executive Officer	2023 Base Salary
Ernie Garateix	$1,000,000
Kirk Lusk	$950,000
Tim Moura	$950,000

Pursuant to the terms of the renewed employment agreements further discussed below, the following table shows the 2024 base salary for each named executive officer:

Named Executive Officer	2024 Base Salary
Ernie Garateix	$850,000
Kirk Lusk	$800,000
Tim Moura	$650,000

Annual Cash Incentive Award

Annual cash incentive awards are performance-based and designed to motivate and reward eligible employees who contribute positively towards our growth and business strategy. Pursuant to their employment agreements, for 2023, each of our NEOs was entitled to an annual cash incentive, as described below. Annual cash incentive awards are paid based on the performance criteria measured over a single calendar year.

For Mr. Garateix, the performance criteria, targets and actual performance for 2023, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Net operating ratio*	100%	96%	92%	90.7%	150%
20%	ROAE**	4%	8%	12%	25.8%	150%
20%	Qualitative					140%

For Mr. Lusk, the performance criteria, targets and actual performance for 2023, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Net operating ratio*	100%	96%	92%	90.7%	150%
20%	ROAE**	4%	8%	12%	25.8%	150%
20%	Qualitative					145%

For Mr. Moura, the performance criteria, targets and actual performance for 2023, and the payouts as a percentage of target for such performance, were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
40%	Net operating ratio*	100%	96%	92%	90.7%	150%
30%	NBIC net operating ratio	98%	94%	90%	134.8%	—
20%	ROAE**	4%	8%	12%	25.8%	150%
10%	Qualitative					125%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**

Return on average equity (ROAE) is calculated as net income for the year divided by the average of the stockholders’ equity at the beginning of the year and stockholders’ equity at the end of the year excluding accumulated other comprehensive income.

The following table shows the 2023 annual cash incentive awards, including the threshold, target and maximum potential payouts under those awards, and the actual payout amount, for each of our named executive officers.

Named Executive Officer	2023 Annual Cash Incentive Awards
	Threshold	Target	Maximum	Payout	% of Target
Ernie Garateix	$500,000	$1,000,000	$1,500,000	$1,480,000	148.0%
Kirk Lusk	$150,000	$300,000	$450,000	$447,000	149.0%
Tim Moura	$75,000	$150,000	$225,000	$153,750	102.5%

Pursuant to the terms of the renewed employment agreements further discussed below, the following table shows the threshold, target and maximum potential payouts for the annual cash incentive awards beginning with 2024 for each named executive officer:

Named Executive Officer	2024 Annual Cash Incentive Awards
	Threshold	Target	Maximum
Ernie Garateix	$595,000	$1,020,000	$1,615,000
Kirk Lusk	$240,000	$520,000	$760,000
Tim Moura	$97,500	$123,500	$260,000

Long-Term Equity Awards

Our long-term incentive plan consists of two components: (i) annual grants of time-based restricted stock that vests in one-third annual installments, beginning with the end of the grant year and (ii) annual grants of performance-based restricted stock that vest following the conclusion of the three-year performance period. Our long-term incentive plan is designed to motivate and reward long term growth and business strategy.

Pursuant to their employment agreements, for 2023 each of our NEOs was entitled to an annual grant of time-based restricted stock and an annual grant of performance-based restricted stock. The performance criteria for the 2023 awards was weighted 50% based on our 3-year adjusted book value per share growth, which excludes cumulative dividends declared and accumulated other comprehensive income, and 50% based on our three-year total shareholder return, measured over the performance period of January 1, 2023 through December 31, 2025. The performance-based restricted stock awards are subject to the terms and conditions of an award agreement between the Company and the executive and subject to the terms and conditions of the Omnibus Incentive Plans or any other equity incentive plan approved and adopted by the Board under which the restricted stock is issued.

Time-Based Restricted Stock

The following table shows the grant date fair value of the 2023 annual grants of time-based restricted stock for each of our named executive officers.

Named Executive Officer	2023 Annual Time-Based Restricted Stock Awards Per Employment Agreement(1)	2023 Annual Time-Based Restricted Stock Awards Actually Granted(1)
Ernie Garateix	$500,000	$825,000
Kirk Lusk	$150,000	$300,000
Tim Moura	$75,000	$150,000

(1)

During 2023, the annual grants of time-based restricted stock occurred in July 2023 following the approval at the Company’s 2023 Annual Meeting of Stockholders of the 2023 Omnibus Incentive Plan, given the

Company did not have sufficient shares remaining under the prior Omnibus Incentive Plan to grant the shares to which the named executive officers were entitled under their employment agreements. In order to mitigate the negative impact to the named executive officers of the delay in issuing the awards based on the difference in the fair market value of the Company’s common stock between March 2023 when such shares should otherwise have been granted under the employment agreements and July 2023, the Compensation Committee approved the issuance of additional shares of time-based restricted stock to the named executive officers, and the amounts in the last column represent the grant date fair value of such awards.

Pursuant to the terms of the renewed employment agreements further discussed below, the following table shows the grant date fair value of the annual grants of time-based restricted stock beginning with 2024 for each named executive officer:

Named Executive Officer	2024 Annual Time- Based Restricted Stock Awards
Ernie Garateix	$637,500
Kirk Lusk	$320,000
Tim Moura	$97,500

Performance-Based Restricted Stock

The following table shows the grant date fair value of the 2023 annual grants of performance-based restricted stock, including the threshold, target and maximum potential payouts under those awards, for each of our named executive officers.

Named Executive Officer	2023 Annual Grants of Performance-Based Restricted Stock Awards Per Employment Agreement(1)
	Threshold	Target	Maximum
Ernie Garateix	$250,000	$500,000	$1,000,000
Kirk Lusk	$100,000	$200,000	$300,000
Tim Moura	$50,000	$100,000	$200,000

Named Executive Officer	2023 Annual Grants of Performance-Based Restricted Stock Awards Actually Granted(1)
	Threshold	Target	Maximum
Ernie Garateix	$412,500	$825,000	$1,650,000
Kirk Lusk	$200,000	$400,000	$800,000
Tim Moura	$100,000	$200,000	$400,000

(1)

During 2023, the annual grants of performance-based restricted stock occurred in July 2023 following the approval at the Company’s 2023 Annual Meeting of Stockholders of the 2023 Omnibus Incentive Plan, given the Company did not have sufficient shares remaining under the prior Omnibus Incentive Plan to grant the shares to which the named executive officers were entitled under their employment agreements. In order to mitigate the negative impact to the named executive officers of the delay in issuing the awards based on the difference in the fair market value of the Company’s common stock between March 2023 when such shares should otherwise have been granted under the employment agreements and July 2023, the Compensation Committee approved the issuance of additional shares of performance-based restricted stock to the named executive officers, and the amounts in the second table represent the grant date fair value of such awards.

Pursuant to the terms of the renewed employment agreements further discussed below, the following table shows the grant date fair value of the annual grants of performance-based restricted stock, including the threshold, target and maximum potential payouts under those awards, beginning with 2024 for each named executive officer:

Named Executive Officer	2024 Annual Grants of Performance-Based Restricted Stock Awards
	Threshold	Target	Maximum
Ernie Garateix	$510,000	$1,020,000	$2,040,000
Kirk Lusk	$200,000	$400,000	$600,000
Tim Moura	$78,000	$130,000	$312,000

The performance-based restricted stock awarded in 2021, which included a 3-year adjusted book value per share growth performance criteria and a three-year performance period ending on December 31, 2023, were forfeited by the NEOs as the threshold level of performance under such awards was not achieved. The performance-based restricted stock awarded in 2022, which included a 3-year adjusted book value per share growth performance criteria and a three-year performance period ending on December 31, 2024, were forfeited by the NEOs in anticipation of the threshold level of performance under such awards not being achieved. There were no replacement awards granted to the NEOs in respect of the forfeited awards.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan, except that the Company provides additional life and disability insurance benefits to Messrs. Garateix, Lusk and Moura. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. In addition, in 2023, we provided matching contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 100% of the first 3% of each employee’s contribution, and 50% of each employee’s next 2% of contribution, subject to applicable limitations. In addition, Mr. Garateix received an automobile allowance during 2023. We do not provide our named executive officers with any other material perquisites or similar personal benefits.

Insider Trading, Hedging and Pledging

Our Insider Trading Policy prohibits all directors, officers and employees from engaging in transactions in our common stock while in possession of material non-public information and restricts directors, officers and other designated insiders from engaging in most transactions involving our common stock during certain periods for which we have determined those individuals are most likely to be aware of material, non-public information. Our Insider Trading Policy also prohibits pledging of our common stock as collateral for a loan or holding such common stock in a margin account. Additionally, our Insider Trading Policy prohibits any officer, director or employee from, directly or indirectly, engaging in “short sales” of our common stock.

Our Insider Trading Policy does not have a specific policy that prohibits hedging transactions by our directors, executive officers, and employees. However, our Insider Trading Policy requires pre-clearance from our Chief Financial Officer prior to any transactions in our securities, including hedging transactions.

Clawback

Our existing Omnibus Incentive Plans provide that all awards granted under the plans are subject to any recoupment or clawback requirements imposed by any Company policy or applicable law, regulation or listing standards. In 2023, we adopted a formal clawback policy in response to the final rules regarding recovery of erroneously awarded compensation as promulgated by the SEC in 2022 and the NYSE in 2023. As such, all awards made under the 2023 Omnibus Incentive Plan are subject to our clawback policy.

Employment Agreements

As discussed above, during 2023, the Compensation Committee selected and retained Pay Governance as its independent compensation consultant to review and provide independent analysis and recommendations to the Compensation Committee regarding the compensation to our named executive officers, including in connection with the renewal of their employment agreements. Pay Governance provided the Compensation Committee with their feedback and recommendations regarding the mix and balance of each pay element and compared them to market data, carefully evaluating each of the elements of our executive compensation program, including base salaries, annual cash incentive awards and long-term equity awards. As a result of this review, in approving the renewed employment agreements with the named executive officers, the Compensation Committee determined that the compensation mix for the named executive officers should be more balanced with a lower base salary and a higher potential payout under the annual cash incentive and long-term equity award opportunity than what was provided for under the existing employment agreements, reflecting a shift to an overall mix of more performance-based, at-risk compensation.

Ernie Garateix—Existing Employment Agreement

Pursuant to Mr. Garateix’s existing employment agreement in effect through the end of 2023 (the “Existing Garateix Agreement”), Mr. Garateix was entitled to receive (i) an annual base salary of $1,000,000, (ii) an annual cash incentive with a minimum opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a minimum opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Existing Garateix Agreement, the Company will provide Mr. Garateix with medical and disability insurance.

Under the Existing Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive (i) a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding the termination, but not less than $2.0 million, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

Under the Existing Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal three times his base salary in effect immediately preceding the termination.

Under the Existing Garateix Agreement, upon a termination of employment for any reason, Mr. Garateix would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Garateix would be subject to a one-year post-employment non-competition restrictive covenant.

Ernie Garateix—Renewed Employment Agreement

Pursuant to Mr. Garateix’s renewed employment agreement effective as of December 31, 2023 (the “New Garateix Agreement”), effective in 2024, Mr. Garateix will be entitled to receive (i) an annual base salary of $850,000, (ii) an annual cash incentive with a threshold opportunity of $595,000, a target opportunity of $1,020,000, and a maximum opportunity of $1,615,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $637,500, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of $510,000, a target opportunity of $1,020,000, and a maximum opportunity of $2,040,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the New Garateix Agreement, the Company will provide Mr. Garateix with medical, life, hospitalization and disability insurance.

Pursuant to the New Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive a lump-sum cash severance payment equal to 1.5 times the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination (the “Garateix Severance Payment”). In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination, except that if Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, his performance-based stock awards will instead vest at target level.

Pursuant to the New Garateix Agreement, in the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix will be entitled to receive the Garateix Severance Payment plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria.

Pursuant to the New Garateix Agreement, upon a termination of employment for any reason, Mr. Garateix would be subject to one-year post-employment non-solicitation, non-interference and non-compete restrictive covenants.

Kirk Lusk—Existing Employment Agreement

Pursuant to Mr. Lusk’s existing employment agreement in effect through the end of 2023 (the “Existing Lusk Agreement”), Mr. Lusk was entitled to receive (i) an annual base salary of $950,000, (ii) an annual cash incentive with a threshold opportunity of $150,000, a target opportunity of $250,000, and a maximum opportunity of $350,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $150,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a minimum opportunity of $100,000, a target opportunity of $200,000, and a maximum opportunity of $300,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Existing Lusk Agreement, the Company will provide Mr. Lusk with medical and disability insurance.

Under the Existing Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, Mr. Lusk will receive (i) a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding the termination, but not less than $950,000, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

Under the Existing Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Under the Existing Lusk Agreement, upon a termination of employment for any reason, Mr. Lusk would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Lusk would be subject to a one-year post-employment non-competition restrictive covenant.

Kirk Lusk—Renewed Employment Agreement

Pursuant to Mr. Lusk’s renewed employment agreement effective as of December 31, 2023 (the “New Lusk Agreement”), effective in 2024, Mr. Lusk will be entitled to receive (i) an annual base salary of $800,000, (ii) an annual cash incentive with a threshold opportunity of $240,000, a target opportunity of $520,000, and a maximum opportunity of $760,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $320,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of $200,000, a target opportunity of $400,000, and a maximum opportunity of $600,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the New Lusk Agreement, the Company will provide Mr. Lusk with medical, life, hospitalization and disability insurance.

Pursuant to the New Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, Mr. Lusk will receive a lump-sum cash severance payment equal to the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual cash incentive amount for the year of termination (the “Lusk Severance Payment”). In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination, except that if Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, his performance-based stock awards will instead vest at target level.

Pursuant to the New Lusk Agreement, in the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk will be entitled to receive the Lusk Severance Payment plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria.

Pursuant to the New Lusk Agreement, upon a termination of employment for any reason, Mr. Lusk would be subject to one-year post-employment non-solicitation, non-interference and non-compete restrictive covenants.

Tim Moura—Existing Employment Agreement

Pursuant to Mr. Moura’s existing employment agreement in effect through the end of 2023 (the “Existing Moura Agreement”), Mr. Moura was entitled to receive (i) an annual base salary of $950,000, (ii) an annual cash incentive with a threshold opportunity of $75,000, a target opportunity of $125,000, and a maximum opportunity of $200,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $75,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a minimum opportunity of $50,000 a target opportunity of $100,000, and a maximum opportunity of $200,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Existing Moura Agreement, the Company will provide Mr. Moura with medical and disability insurance.

Under the Existing Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason, Mr. Moura will receive (i) a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding the termination, but not less than $950,000, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

Under the Existing Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason after a change of control, Mr. Moura will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Under the Existing Moura Agreement, upon a termination of employment for any reason, Mr. Moura would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Moura would be subject to a one-year post-employment non-competition restrictive covenant.

Tim Moura—Renewed Employment Agreement

Pursuant to Mr. Moura’s renewed employment agreement effective as of December 31, 2023 (the “New Moura Agreement”), effective in 2024, Mr. Moura will be entitled to receive (i) an annual base salary of $650,000, (ii) an annual cash incentive with a threshold opportunity of $97,500, a target opportunity of $123,500, and a maximum opportunity of $260,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $97,500, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a threshold opportunity of $78,000 a target opportunity of $130,000, and a maximum opportunity of $312,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the New Moura Agreement, the Company will provide Mr. Moura with medical, life, hospitalization and disability insurance.

Pursuant to the New Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason, Mr. Moura will receive a lump-sum cash severance payment equal to the sum of (i) his annual base salary in effect immediately preceding the termination and (ii) his target annual incentive amount for the year of termination (the “Moura Severance Payment”). In addition, all previously granted and unvested time-based awards will vest and all performance-based stock awards will be forfeited with no payment due upon such termination, except that if Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason, his performance-based stock awards will instead vest at target level.

Pursuant to the New Moura Agreement, in the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason after a change of control, Mr. Moura be entitled to receive the Moura Severance Payment plus an additional amount of annual cash incentive for the year of termination, prorated based on actual performance measured against the applicable performance criteria.

Pursuant to the New Moura Agreement, upon a termination of employment for any reason, Mr. Moura would be subject to one-year post-employment non-solicitation, non-interference and non-compete restrictive covenants.

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holder(s)	—	$—	1,320,117
Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	1,320,117

(1)

The equity awards outstanding as of December 31, 2023 consist of time-based restricted stock and performance-based restricted stock issued under the Omnibus Incentive Plans, which shares are already issued and outstanding and therefore are not reflected in this table.

Pay Versus Performance

The following table summarizes the compensation of our Chief Executive Officer and other NEOs relative to certain performance metrics for the years ended December 31, 2023 and 2022, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net (Loss) Income (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2023	$3,821,817	$5,320,105	$1,873,222	$2,361,354	$64.36	$45,308
2022	$2,365,485	$1,230,211	$1,318,952	$942,406	$17.77	$(154,363)
2021	$3,014,296	$2,497,763	$1,017,299	$916,599	$58.05	$(74,727)

Column (b). Reflects compensation amounts reported in the “Summary Compensation Table” or “SCT” for our CEO, Ernie Garateix, for the respective years shown.

Columns (c) & (e). “Compensation Actually Paid” (or “CAP”), as defined by SEC rules, for our CEO, and average CAP for our non-CEO NEOs, in each of 2023, 2022 and 2021 reflects the respective amounts set forth in columns (b) and (d), respectively, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in columns (c) and (d) do not reflect the actual amount of compensation earned by or paid to our CEO or to our non-CEO NEOs during the applicable year. For information regarding decisions made by our Compensation Committee with respect to our NEOs’ compensation for each fiscal year, please see the “Executive Compensation” section of this proxy statement and the proxy statement for the 2023 annual meeting of stockholders.

	2023		2022		2021
	CEO	Avg. Non-CEO NEOs	CEO	Avg. Non-CEO NEOs	CEO	Avg. Non-CEO NEOs
Reported SCT Total ($)	3,821,817	1,873,222	2,365,485	1,318,952	3,014,296	1,017,299
Reported SCT Stock Award Value ($)	2,475,000	825,000	1,000,000	275,000	1,250,000	185,000
Reported SCT Option Award Value ($)	—	—	—	—	—	—
Year-end FV of Awards Granted in the Applicable FY ($)	634,251	166,478	(21,298)	(7,103)	93,960	15,055
Change in FV of Awards Granted in Prior Years that were Unvested as of Applicable FY End ($)	(146,300)	(45,645)	(358,584)	(155,197)	0	(53,125)
Change in FV of Awards Granted in Prior Years that Vested in the Applicable FY ($)	3,515,688	1,198,526	223,215	53,571	610,743	116,972
Change in Dividend Accrued in the Applicable FY ($)	(30,351)	(6,227)	21,393	7,183	28,763	5,398
Compensation Actually Paid ($)	5,320,105	2,361,354	1,230,211	942,406	2,497,763	916,599

Column (d). The following non-CEO named executive officers are included in the average figures shown for each covered year: Kirk Lusk and Tim Moura for 2023 and 2022, and Kirk Lusk, Tim Moura, Sharon Binnun and Tim Johns for 2021.

Column (f). Calculated in the same manner as required under Item 201(e) of Regulation S-K, represents the cumulative total shareholder return (“TSR”) of Heritage for the measurement periods ending on December 31, 2023, 2022 and 2021, respectively, which illustrates the value, as of the last day of the applicable measurement period, of an investment of $100 in Heritage common stock on December 31, 2020.

Colum (h). Reflects “Net (Loss) Income” in our consolidated statements of operations included in our Annual Reports on Form 10-K for the years ended December 31, 2023, 2022 and 2021.

Relationship between Pay and Performance

The chart below provides an illustration of the relationship between CAP and the total shareholder return of Heritage. The amount of CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) is aligned with our cumulative TSR over the three years presented in the table.

The chart below provides an illustration of the relationship between CAP and net (loss) income. The amount of CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) is aligned with our net (loss) income over the three years presented in the table.

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2023, pursuant to our non-employee director compensation policy. For 2023, pursuant to our non-employee director compensation policy, each non-employee director is entitled to an annual cash retainer of $125,000 and an annual grant of restricted stock with a value of $40,000 as of the grant date which shares will vest on the earlier of the one-year anniversary of the grant date and the day immediately prior to the next annual meeting of stockholders. In addition, (i) each member of a committee of the Board is entitled to an additional annual cash retainer of $2,500, (ii) each chair of a committee of the Board is entitled to an additional $5,000 annual cash retainer and (iii) the chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional annual cash retainer of $20,000.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation		Total ($)
Pete Apostolou	$127,500	$40,000	—		$167,500
Irini Barlas	$135,000	$40,000	—		$175,000
Mark Berset	$125,000	$40,000	—		$165,000
Nicholas Pappas	$135,000	$40,000	—		$175,000
Joseph Vattamattam	$135,000	$40,000	—		$175,000
Vijay Walvekar	$130,000	$40,000	—		$170,000
Paul Whiting(1)	$94,830	$40,000	—		$134,830
Richard Widdicombe	$145,000	$40,000	$58,331	(3)	$243,331

(1)	Mr. Whiting was appointed to the Board in March 2023 and therefore his cash retainer amount reflects a prorated portion the annual Board and committee retainer amounts.
(2)

The amounts in the “Stock Awards” column represent the annual restricted stock awards granted on June 19, 2023 pursuant to the non-employee director compensation program and reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2023 grants, refer to Note 23 to our financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K filed with the SEC.

(3)

This amount represents compensation paid to Mr. Widdicombe for providing consulting services to the Company. The Company engaged Mr. Widdicombe beginning in June 2023 to provide consulting services specific to the Company’s claims operations for a monthly fee of $8,333. The Company believes Mr. Widdicombe is in the best position to provide those services given his over 35 years of experience in the insurance industry, expertise in the subject matter and familiarity having previously served as President of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of four non-employee directors, Irini Barlas, Joseph Vattamattam, Vijay Walvekar and Paul Whiting, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2023, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control matters. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the Audit Committee of the Board of Directors, April 15, 2024 Irini Barlas (Chairwoman) Joseph Vattamattam Vijay Walvekar Paul Whiting

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The approximate fees billed by Plante & Moran for 2023 and 2022 are set forth below:

Fees	Fiscal Year Ended December 31, 2023 ($)	Fiscal Year Ended December 31, 2022 ($)
Audit Fees(1)	1,218,136	1,135,041
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	1,218,136	1,135,041

(1)

Audit fees include fees billed for professional services rendered and related travel costs for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees include the review of periodic filings with the SEC. Audit fees also include fees for the preparation and review of documents relating to the Company’s equity offering, including the preparation of a comfort letter.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings. Plante & Moran did not perform non-audit services for the Company in 2023, however the approval of such services if necessary in the future would follow the policies and procedures described above.

All services provided by Plante & Moran during the fiscal year ended December 31, 2023 and December 31, 2022 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2022, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 and 1% of our average total assets at year-end for the last two fiscal years, and in which any of our directors, executive officers or greater than 5% stockholders, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We have entered into such transactions in the ordinary course of business.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, our Chairman, joined the Company in July 2013 as a Risk Modeling Analyst. His current role at Heritage is BI Analyst. Mr. K. Widdicombe holds a bachelor’s degree in Risk Management and Insurance from Florida State University. Mr. K. Widdicombe reports directly to the Data Warehouse Manager. In 2023 and 2022, Mr. K. Widdicombe received total cash compensation of approximately $174,115 and $177,100, respectively. Mr. K. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

Relationship with Mark Berset

Mark Berset, a member of the Board, owns and is chief executive officer of Comegys Insurance Agency, Inc. (“Comegys”), an independent insurance agency that writes insurance policies for the Company. For the years ended December 31, 2023 and 2022, the Company paid agency commission to Comegys of approximately $132,575 and $507,352, respectively. The commissions received by Comegys were based upon standard industry rates consistent with those provided to the Company’s other insurance agencies. There are no arrangements or understandings between Mr. Berset and any other persons with respect to his appointment as a director.

OTHER INFORMATION

Stockholder Proposals for the 2025 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 26, 2024. Stockholder proposals and director nominations pursuant to the advance notice provision of the Company’s Bylaws to be presented at the 2025 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 5, 2025, and no later than March 7, 2025, in accordance with the procedures in the Company’s Bylaws.

Stockholders providing notice to the Company under the SEC’s Rule 14a-19 who intend to solicit proxies in support of nominees submitted under the advance notice provision of the Company’s Bylaws for the 2025 annual meeting of stockholders must comply with the advance notice deadline set forth above, the requirements of the Company’s Bylaws and the additional requirements of Rule 14a-19(b).

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Available Information

We will deliver without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Notice, this proxy statement and our Annual Report. A request for a copy of any of these documents should be directed to Heritage Insurance Holdings Inc., 1401 N Westshore Blvd., Tampa, Florida 33607, Attention: Secretary, Telephone: (727) 362-7200.

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A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - Ernie Garateix	☐	☐	02 - Richard Widdicombe	☐	☐	03 - Panagiotis (Pete) Apostolou	☐	☐

04 - Irini Barlas	☐	☐	05 - Mark Berset	☐	☐	06 - Nicholas Pappas	☐	☐

07 - Joseph Vattamattam	☐	☐	08 - Vijay Walvekar	☐	☐	09 - Paul L. Whiting	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2024.	☐	☐	☐	3. Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03ZM4B

The 2024 Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. will be held on

June 5, 2024 at 10:00 a.m., Eastern Time, both virtually via the Internet at meetnow.global/MUYZCHR and in person at the Fort Lauderdale Marriott Harbor Beach Resort & Spa, 3030 Holiday Dr., Fort Lauderdale, FL, 33316.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk.

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Proxy - Heritage Insurance Holdings, Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 5, 2024

Richard Widdicombe and Ernie Garateix (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held on June 5, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees, FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2024, and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
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